Exhibit 5.1

April 5, 2007

Board of Directors

UCN, Inc.

14870 Pony Express Road

Bluffdale, Utah 84065

Re:	Registration Statement on Form S-1

Gentlemen:

We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about April 6, 2007 with respect to the registration under the Securities Act of 1933, as amended, of a total of up to 55,000 shares of common stock (the “Shares”).

All of the Shares are to be offered for sale for the benefit of the Selling Security Holder named in the Registration Statement. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement.

The Shares may be acquired by the Selling Security Holder on exercise of a warrant described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the warrant and prospective issuance of the Shares if the warrant is exercised. It is our opinion that the Shares will be, when issued in accordance with the terms of the warrant, validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

/s/ Parsons Behle & Latimer
Parsons Behle & Latimer